[AVIC TECHNOLOGIES LETTERHEAD]

March 29, 1999

A. Chan & Associate Inc.
Suite 333, 1333-8th Street S.W.
Calgary, Alberta
T2R 1M6

Att: Mr. Alan Chan, P. Eng.

Dear Alan:

                  Thank you for the time & effort you spent in preparing your quotation of March 19 & 25, 1999.

                  Please proceed with the work for the Fiberglass Window Frame manufacturing equipment evaluation and Chinese Market survey work as per your proposal & revised price of USD28,800.00 including all the traveling Expenses.

                  We would appreciate this work being completed as close to but no later than July 31, 999.

                  Thank you once again for your promptness in returning this proposal. We look forward to receiving your final report.

                                                 Very truly yours,



                                                 Annette Shaw

                                [CHAN LETTERHEAD]

March 25, 1999

Avic Technologies Ltd.
445 Rue Saint Francois Xavier
Montreal, Quebec H2Y 2T1

Dear Sir and Madame:

           Re: Fiberglass Window Frame Project in China - Proposal Dated
               March 19, 1999

With reference to our earlier telephone conversations and the above referenced proposal, this is to confirm our agreement that our company will not carry out the work in assisting Avic Technologies in the project development in China as described in section 2.3 in the above referenced proposal. With the revision, our total fee has now revised to $28,800.00. The fee breakdown is shown below:

                           Professional fee (time):           $25,000.00US
                           Travel and Other Expenses:         $ 3,800.00US

                           Total:                              ____________
                                                              $28,800.00US

We trust that you will find our new fee satisfactory. If further information is required, please do not hesitate to contact the undersigned. Once again, we thank you very much for giving us an opportunity to submit a proposal.



Yours truly,



Alan Chan P. Ena.
President

                                [CHAN LETTERHEAD]

March 19, 1999

Avic Technologies Ltd.
445 Rue Saint Francois Xavier
Montreal, Quebec H2Y 2T1

Dear Sir and Madame:

                  Re: Fiberglass Window Frame Project in China

We thank you very much for giving us an opportunity to submit a proposal for carrying out a survey and evaluation on the fiberglass window frame pultruding equipment for the above referenced project, a survey and evaluation of the fiberglass window frame market in China, and for assisting in the project development in China. Our scope of work is summarized in the attached proposal.

Our company has a substantial amount of experience in the building material industry in China, and is very familiar in its regulations and policies in dealing with Sino-Foreign joint ventures. In the past few years, we have spent a substantial amount of time in China in developing joint ventures in the construction industry.

Our total fee for the services as described in the attached proposal is $38,800.00 US, which includes both time and expenses. We trust that you will find the attached proposal satisfactory. If further information is required, please do not hesitate to contact the undersigned.



Yours truly,



Alan Chan P. Ena.

                                [CHAN LETTERHEAD]



                           Technical Services Proposal
                    Fiberglass Window Frame Project in China

1.       The Project

         The project is a Sino-Foreign joint venture between Avic Technologies Ltd. of Montreal, Canada and a local Chinese party to establish a fiberglass window frame manufacturing facility in Guangdong, China. The project will be carried out in two phases. In the first phase, this project is to have one production line and a second production line will be added in the second phase.

         The Guangdong province is located in southern China just next to Hong Kong. It is one of the most prosperous provinces in China and has the most Sino-Foreign joint ventures. The Chinese government has been designated a first special economic zone with preferential tax treatment in China in Guangdong. The province of Guangdong has a population of approximately 70 millions.

2.       Scope of Work

         The scope of work included in this proposal is generally comprised of carrying out a survey and evaluation of fiberglass window frame pultruding equipment in China and North America, a survey and evaluation of the fiberglass window market in the China, and providing assistance in the project development in China.

2.1      Surveys and Evaluation of Fiberglass Window Frame Pultruding Equipment

         In recent years, pultruded fiberglass has been experiencing more and more acceptance in North American and around the world as a framing material in the fenestration industry. The growth in fiberglass materials in the USA and Canada is expected to grow at more than double the rate of growth of the fenestration industry as a whole.

         These characteristics make pultruded material attractive for use not only as a single window framing material, but also in combination with other traditional materials such as wood, PVC, and aluminum. These designs allow full utilization of the specific advantages of various materials, resulting in significant improved windows, which feature unique qualities that would be impossible to obtain with a single material.

         The strength of dimensional stability of pultruded fiberglass also exhibits warp free material. Test has shown under identical loading conditions the door with a pultruded core experiences about 80 percent less deflection than a comparable solid wood door. With the technology available to make the complex thin wall shapes required in window frames, pultruded material has many inherent properties that make it desirable as a framing material.

         Fiberglass pultruding machines had first appeared in the mid 1990's. Presently, there are both domestic made and foreign made pultruding machines in China. The foreign made machines are generally of higher quality and have a higher production capacity.

         In this part of the assignment, a survey of the availability and an evaluation of the quality and cost of fiberglass window frame manufacturing machine in both China and North America will be carried out. The work will include, contacting various manufacturers in both China and North America, visiting some selected manufacturers, and evaluating the production capacity, quality and cost of equipment available. A trip to China will be taken to carry out these tasks.

         A trip in North America will also be taken to visit North American pultruding equipment manufacturers. Pultruding equipment from companies such as Omniglass Ltd., Magnum Tech Machinery Inc. and Fiberflex Inc. will be evaluated.

2.2 Surveys and Evaluation of Fiberglass Window Frame Market in China

         Fiberglass window frame is the latest product in the evolution of the window frame industry in China. The Chinese government is currently promoting its use because of its high insulation efficiency.

         Due to the enforcement of the forestry conservation policy in many areas in China, use of wooden windows is prohibited. The use of steel windows has been gradually discontinued because of their poor functionality and poor insulation level. Aluminum windows have also many .

         Fiberglass window has been recently introduced in China. It is the latest generation of window in China. In comparison to plastic steel window, fiberglass window is stronger, has a lower expansion co-efficient, is heat resistant and is easy to clean. It doesn't require steel reinforcement as plastic window. Its cost is competitive to that of plastic steel window. It is expected that the use of fiberglass window will grow rapidly in the future in China as China introduces more and more stringent energy conservation regulations. It recently introduced guidelines that require the reduction of energy consumption of housing by up to 50% within the next few years.

         In rural areas, wooden windows are still used. However, with the economic development and the increase in wealth among the farmers, and with the enforcement of forestry conservation policy, many rural areas have begun to use more modern windows, such as plastic steel and fiberglass windows.

         With a population of over 12 billion and a rapid growth in its building industry, China has an enormous market for building products, particularly for door and window frames. In the past ten years, there have been over 10 billion square meters of completed building construction, consuming over 1.3 billion square meters of door and window frames. In 1995, 1.2 billion square meters of residential housing were completed in China, requiring over 180 million square meters of door and window frames.

         In 1996, the completed floor area of all types of construction in China was approximately 1.625 billion square meters, of which about 750 million square meters were for construction in the urban areas and about 875 million square meters for construction in the rural areas. For the area completed, approximately 1.225 billion square meters were for residential purposes.

         Based on the current industry norm, about 0.20 square meter of window would be required for every square meter of building and housing floor completed. This implies that the total annual consumption of windows in China is over of 300 million square meters. As a result, China has a huge market for windows.

         Besides requiring over 300 million square meters of windows for new construction in China, there is also a growing demand of window in the renovation market as more and more consumers wanting to renovate their homes. It is estimated that the total window market for both new constructions and renovations in China is over 500 million square meters. This means the demand for window frame materials, which include wood, steel, aluminum, plastic and fiberglass windows. It is also expected that with its superior quality and competitive pricing, fiberglass window will replace plastic window in the future as the main window product in China.

         In this part of the assignment, trip to China will be taken to survey and evaluate the market. This will include contacting various institutes and companies in the building material industry, obtaining relevant information for this industry, and inspect various building sites.

2.3 Assistance in Project Development

         Since the late 1970's, China started to allow foreign investors into China by way of the establishment of Sino-Foreign joint ventures. Since then, many joint ventures have been established in China. As it is common knowledge in North America, developing joint venture in China is a rather complex and challenging affair. The regulations and policies governing Sino-Foreign joint ventures are constantly being changed by the Chinese government. In some of the backward areas, even basic regulations and policies are even not being followed. Doing business in China depends a lot of personal contact and relation. Our company has spent the last few years in cultivating these relations with various contacts in both the private and government sectors in China.

         In assisting the development of this fiberglass window frame project in China, our company will contact various authorities and institutes in the building material industry to source potential partners and suitable location for the joint venture. As well, we will do the necessary diligence in evaluating the potential partner, the location proposed, and the competitions in the area. In addition if required, we will assist the joint venture in obtaining the necessary regulatory approvals and permits.

3.       The company

         A. Chan & Associates Inc. was established in the early 1990's with the focus of seeking and developing opportunities in China's rapidly growing construction and building material industries. The Company's principal and associates are highly skilled and experienced professionals, some of which have many years of experience in doing business in China. The team's working experience in China dates back the late 1970's when China first adopted laws allowing foreign investment. Through its established network of contacts the Company

         In carrying this assignment, the principal of our company will personally dedicated a substantial amount of his time in carrying out tasks as outlined in this proposal. This includes travel to China to survey and evaluate the Chinese window frame market and the supply of pultruding equipment in China.

4.       Fee

         This fee for completing the scope of work as outlined in this proposal is $38,800.00US, including time and expenses. It is expected that two trip will be required. One is going to China and is to be taken within North America in visiting equipment manufacturers. The breakdown of the fee is as follows:

         Professional fee (time):           $30,000.00US
         Travel and other expenses:         $ 8,800.00US

                                            ------------

                  Total:                    $38,800.00US